                   HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
                        HARTFORD, CONNECTICUT 06104-2999
                           (A STOCK INSURANCE COMPANY)
                                 (THE "COMPANY")

FOR MORE INFORMATION OR ASSISTANCE REGARDING YOUR POLICY, YOU MAY CONTACT US AT THE FOLLOWING ADDRESS:

                       INDIVIDUAL LIFE OPERATIONS ADDRESS:
                                 P.O. BOX 64289
                            WOODBURY, MINNESOTA 55164
                        TELEPHONE NUMBER: 1-800-243-5433

Will pay the Death Proceeds to the Beneficiary, upon receipt at Our Individual Life Operations Department in Minneapolis, Minnesota, of due proof of the Insured's death while the Policy was in force.

Signed for the Company

/s/ Christine Hayer Repasy                      /s/ Thomas M. Marra

Christine Hayer Repasy, SECRETARY              Thomas M. Marra, PRESIDENT



READ YOUR POLICY CAREFULLY
This is a legal contract between You and Us

                             RIGHT TO EXAMINE POLICY

WE WANT YOU TO BE SATISFIED WITH THE POLICY YOU HAVE PURCHASED. WE URGE YOU TO EXAMINE IT CLOSELY. IF, FOR ANY REASON YOU ARE NOT SATISFIED, YOU MAY DELIVER OR MAIL THE POLICY TO US OR TO THE AGENT FROM WHOM IT WAS PURCHASED ANYTIME DURING YOUR FREE LOOK PERIOD. YOUR FREE LOOK PERIOD BEGINS ON THE DAY YOU RECEIVE YOUR POLICY AND ENDS TEN DAYS AFTER YOU RECEIVE IT. IN SUCH AN EVENT, THE POLICY WILL BE RESCINDED AND WE WILL PAY AN AMOUNT EQUAL TO THE GREATER OF THE PREMIUMS PAID FOR THE POLICY LESS ANY INDEBTEDNESS OR THE SUM OF: I) THE ACCOUNT VALUE LESS ANY INDEBTEDNESS, ON THE DATE THE RETURNED POLICY IS RECEIVED BY US OR TO THE AGENT FROM WHOM IT WAS PURCHASED; AND, II) ANY DEDUCTIONS UNDER THE POLICY OR CHARGES ASSOCIATED WITH THE SEPARATE ACCOUNT.

                         DEATH PROCEEDS PAYABLE AT DEATH
                            ADJUSTABLE DEATH BENEFIT
                       PREMIUMS PAYABLE AS SHOWN ON PAGE 3
                                NON-PARTICIPATING

THE PORTIONS OF THE ACCOUNT VALUES PROVIDED BY THIS CONTRACT THAT ARE IN THE SUB-ACCOUNTS ARE BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT. THEY ARE VARIABLE AND NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT. THE AMOUNT OF THE DEATH BENEFIT MAY BE FIXED OR VARIABLE DEPENDING ON THE INVESTMENT EXPERIENCE OF THAT SEPARATE ACCOUNT. THE NO LAPSE GUARANTEE IS SUBJECT TO THE CONDITIONS DESCRIBED ON PAGE 14.

                                FLEXIBLE PREMIUM
                         VARIABLE LIFE INSURANCE POLICY

                                                           [HARTFORD LIFE LOGO]

                                TABLE OF CONTENTS

                                                                            PAGE

  Policy Specifications                                                       3

  Definitions                                                                 5

  Death Benefit                                                               7

  Increases and Decreases in Face Amount                                      8

  Premiums                                                                    8

  Valuation Provisions                                                       10

  Account Value, Cash Value

       and Cash Surrender Value                                              11

  Transfers                                                                  12

  Monthly Deduction Amount                                                   12

  Lapse and Policy Grace Period                                              13

  Reinstatement                                                              15

  Policy Loans                                                               15

  Withdrawals                                                                16

  Surrenders                                                                 16

  Payments By Us                                                             17

  Taxation of The Separate Account                                           17

  The Contract                                                               17

  Ownership and Beneficiary                                                  19

  Termination                                                                20

  Income Settlement Options                                                  21

  Any Riders follow page                                                     22

                   HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
                        HARTFORD, CONNECTICUT 06104-2999
                           (A STOCK INSURANCE COMPANY)
                                 (THE "COMPANY")

FOR MORE INFORMATION OR ASSISTANCE REGARDING YOUR POLICY, YOU MAY CONTACT US AT THE FOLLOWING ADDRESS:

                       INDIVIDUAL LIFE OPERATIONS ADDRESS:
                                 P.O. BOX 64289
                            WOODBURY, MINNESOTA 55164
                        TELEPHONE NUMBER: 1-800-243-5433

THE PORTIONS OF THE ACCOUNT VALUES PROVIDED BY THIS CONTRACT THAT ARE IN THE SUB-ACCOUNTS ARE BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT. THEY ARE VARIABLE AND NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT. THE AMOUNT OF THE DEATH BENEFIT MAY BE FIXED OR VARIABLE DEPENDING ON THE INVESTMENT EXPERIENCE OF THAT SEPARATE ACCOUNT. THE NO LAPSE GUARANTEE IS SUBJECT TO THE CONDITIONS DESCRIBED ON PAGE 14.

                             [HARTFORD LIFE LOGO]





                                FLEXIBLE PREMIUM
                         VARIABLE LIFE INSURANCE POLICY

                              POLICY SPECIFICATIONS

-------------------------------------------------------------------------------
                             BASE POLICY INFORMATION
-------------------------------------------------------------------------------

POLICY:                             FLEXIBLE PREMIUM VARIABLE LIFE


POLICY NUMBER:                      [VL00001]
INSURED:                            [JOHN DOE]
ISSUE AGE/SEX:                      [35, MALE]
INSURANCE CLASS:                    [PREFERRED/NON-NICOTINE]


OWNER:                              [JOHN DOE]
BENEFICIARY:                        [JANE DOE]


INITIAL PLANNED PREMIUM:            [$1,000.00]
PAYMENT FREQUENCY:                  [ANNUAL]


INITIAL FACE AMOUNT:                [$100,000]
DEATH BENEFIT OPTION:               [B (RETURN OF ACCOUNT VALUE OPTION) ]


NO LAPSE GUARANTEE PERIOD:          [OCTOBER 1, 2002 - SEPTEMBER 30, 2007]
MONTHLY NO LAPSE
GUARANTEE PREMIUM:                  [$58.25]


POLICY DATE:                        [OCTOBER 1, 2002]
DATE OF ISSUE:                      [OCTOBER 1, 2002]


ANNUAL FIXED ACCOUNT
MINIMUM CREDITED RATE:              [3.0%]
SEPARATE ACCOUNT:                   [VARIABLE LIFE I]
INITIAL PREMIUM ALLOCATION:         [HARTFORD MONEY MARKET FUND]

POLICY NUMBER:       VL0000001

                              POLICY SPECIFICATIONS

                                 POLICY CHARGES

-------------------------------------------------------------------------------
                        DEDUCTIONS FROM PREMIUM PAYMENTS
-------------------------------------------------------------------------------

     TYPE OF CHARGE
     --------------
                                                     PERCENT OF
     MAXIMUM SALES CHARGES:                          PREMIUMS PAID
     ----------------------                          -------------
     ALL POLICY YEARS                                2.50%

-------------------------------------------------------------------------------
                      MAXIMUM DEDUCTIONS FROM ACCOUNT VALUE
-------------------------------------------------------------------------------

     TYPE OF                            POLICY      CHARGE OR
     CHARGE                             YEARS       PERCENT OF VALUE
     ------                             -----       ----------------
     MONTHLY ADMINISTRATIVE               ALL       $10.00 PER MONTH
     CHARGE

     MORTALITY AND EXPENSE                ALL       0.10% PER MONTH (1.20% PER
     RISK RATE                                      YEAR) OF THE ACCUMULATED
                                                    VALUE IN THE SUB-ACCOUNTS.









                                      3A

POLICY NUMBER:             VL0000001


                              POLICY SPECIFICATIONS
                                 POLICY CHARGES

-------------------------------------------------------------------------------
                                 TRANSFER CHARGE
-------------------------------------------------------------------------------

     ALL POLICY YEARS              $0.00 FOR THE FIRST TRANSFER IN ANY
                                   CALENDAR MONTH.

     ALL POLICY YEARS              $25.00 PER TRANSFER IN EXCESS OF 1 PER
                                   CALENDAR MONTH.


-------------------------------------------------------------------------------
                                SURRENDER CHARGES
-------------------------------------------------------------------------------


        POLICY          SURRENDER         POLICY          SURRENDER
          YEAR           CHARGE            YEAR            CHARGE

            1           1,100.00            9               660.00
            2           1,100.00           10               550.00
            3           1,100.00           11               440.00
            4           1,100.00           12               330.00
            5           1,100.00           13               220.00
            6             990.00           14               110.00
            7             880.00           15                 0.00
            8             770.00


SURRENDER CHARGES WILL BE REDUCED AS THE RESULT OF ANY PRIOR SURRENDER CHARGES ASSESSED.



                                 3B

POLICY NUMBER:             VL0000001

                              POLICY SPECIFICATIONS

-------------------------------------------------------------------------------
                   TABLE OF MINIMUM DEATH BENEFIT PERCENTAGES
             AND MONTHLY MAXIMUM COST OF INSURANCE RATES PER $1,000
-------------------------------------------------------------------------------

                    MINIMUM             MAXIMUM COST                        MINIMUM              MAXIMUM COST
ATTAINED         DEATH BENEFIT         OF INSURANCE       ATTAINED        DEATH BENEFIT          OF INSURANCE
AGE              PERCENTAGES               RATE             AGE           PERCENTAGES               RATE
35                   250.00               0.144167           68              117.00                2.493333
36                   250.00               0.151667           69              116.00                2.748333
37                   250.00               0.161667           70              115.00                3.036667
38                   250.00               0.172500           71              113.00                3.365833
39                   250.00               0.184167           72              111.00                3.745833

40                   250.00               0.198333           73              109.00                4.175833
41                   243.00               0.213333           74              107.00                4.648333
42                   236.00               0.229167           75              105.00                5.153333
43                   229.00               0.246667           76              105.00                5.686667
44                   222.00               0.265833           77              105.00                6.244167

45                   215.00               0.287500           78              105.00                6.829167
46                   209.00               0.310833           79              105.00                7.460000
47                   203.00               0.335833           80              105.00                8.156667
48                   197.00               0.363333           81              105.00                8.937500
49                   191.00               0.393333           82              105.00                9.818333

50                   185.00               0.427500           83              105.00               10.795000
51                   178.00               0.466667           84              105.00               11.848333
52                   171.00               0.511667           85              105.00               12.954167
53                   164.00               0.563333           86              105.00               14.098333
54                   157.00               0.620833           87              105.00               15.263333
55                   150.00               0.685000           88              105.00               16.444167
56                   146.00               0.755000           89              105.00               17.657500
57                   142.00               0.829167           90              105.00               18.920833
58                   138.00               0.911667           91              104.00               20.263333
59                   134.00               1.004167           92              103.00               21.735000

60                   130.00               1.107500           93              102.00               23.479167
61                   128.00               1.222500           94              101.00               25.819167
62                   126.00               1.355000           95              100.00               29.321667
63                   124.00               1.505000           96              100.00               35.082500
64                   122.00               1.671667           97              100.00               45.083333

65                   120.00               1.854167           98              100.00               62.095833
66                   119.00               2.051667           99              100.00               83.333333
67                   118.00               2.263333


THE MINIMUM DEATH BENEFIT PERCENTAGES ARE DETERMINED TO COMPLY WITH SECTION 7702 OF THE INTERNAL REVENUE CODE. THE MAXIMUM COST OF INSURANCE RATES DO NOT EXCEED THE COST OF INSURANCE RATES BASED ON THE 1980 COMMISSIONERS STANDARD ORDINARY, MALE OR FEMALE, SMOKER OR NON-SMOKER MORTALITY TABLE, AGE LAST BIRTHDAY. THE MAXIMUM COST OF INSURANCE RATES HAVE BEEN ADJUSTED TO REFLECT ANY SPECIAL CLASS RATING.

                                     3C

POLICY NUMBER:         VL0000001


                              POLICY SPECIFICATIONS

-------------------------------------------------------------------------------
                         ADDITIONAL BENEFITS AND RIDERS
-------------------------------------------------------------------------------

                              TERM INSURANCE RIDER

      DESIGNATED INSURED:                        [JOHN DOE]
      ISSUE AGE/SEX:                             [35/MALE]
      INSURANCE CLASS:                           [PREFERRED/NON-NICOTINE]
      TERM INSURANCE AMOUNT:                     [$50,000]
      FIRST YEAR MONTHLY ISSUE CHARGE:           [$50.00]
      FIRST YEAR MONTHLY TERM INSURANCE CHARGE:  [$1.14]
      DATE OF ISSUE:                             [10/01/2002]
      RIDER EFFECTIVE DATE:                      [10/01/2002]
      TERMINATION DATE:                          [10/01/2067]

             COST OF LIVING ADJUSTMENT RIDER

      DESIGNATED INSURED:                        [JOHN DOE]
      ISSUE AGE/SEX:                             [35/MALE]
      INSURANCE CLASS:                           [PREFERRED/NON-NICOTINE]
      DATE OF ISSUE:                             [101/01/2002]
      TERMINATION DATE:                          [10/01/2033]
                                               CURRENT GUARANTEED
      MINIMUM INCREASE                         [$1,000]    [$1,000]
      MAXIMUM INCREASE                         [$50,000]   [$10,000]


                ACCELERATED BENEFIT RIDER

      DESIGNATED INSURED:                        [JOHN DOE]
      ISSUE AGE/SEX:                             [35/MALE]
      INSURANCE CLASS:                           [PREFERRED/NON-NICOTINE]
      BENEFIT PERCENTAGE                         [50%]
      ADMINISTRATIVE CHARGE                      [$300.00]
      DATE OF ISSUE:                             [10/01/2002]
      RIDER EFFECTIVE DATE:                      [10/01/2002]

             CHILDREN'S LIFE INSURANCE RIDER

      INSURANCE AMOUNT:                          [$10,000]
      MONTHLY INSURANCE CHARGE:                  [$0.55]
      DATE OF ISSUE:                             [10/01/2002]
      RIDER EFFECTIVE DATE:                      [10/01/2002]


                                 3 (continued)

POLICY NUMBER:                   VL0000001


                              POLICY SPECIFICATIONS

-------------------------------------------------------------------------------
                         ADDITIONAL BENEFITS AND RIDERS
-------------------------------------------------------------------------------

ENHANCED NO LAPSE GUARANTEE RIDER

       INSURED:                                 [JOHN DOE]
       ISSUE AGE:                               [35]
       INSURANCE CLASS:                         [PREFERRED/NON-NICOTINE]
       MONTHLY RIDER CHARGE:                    [$1.00]
       MONTHLY NO LAPSE
       GUARANTEE PREMIUM                        [47.67]
       RIDER CHARGE TERMINATION DATE            [9/30/2022]
       DATE OF ISSUE:                           [10/01/2002]
       RIDER EFFECTIVE DATE:                    [10/01/2002]
       TERMINATION DATE:                        [9/30/2022]







                               3 (continued)

DEFINITIONS                   The definitions in this section apply to the
                              following words and phrases whenever and wherever they appear in the Policy.

                              ACCOUNT VALUE: the total of all amounts in the Fixed Account, Loan Account and Sub-Accounts.

                              ACCUMULATION UNIT: an accounting unit used to calculate the value of a Sub-Account.

                              ATTAINED AGE: the Issue Age plus the number of completed Policy Years.

                              BENEFICIARY: the person to whom Death Proceeds are paid. The Beneficiary is as shown in the application unless later changed.

                              CASH SURRENDER VALUE: the Cash Value less all Indebtedness.

                              CASH VALUE: the Account Value less any applicable Surrender Charges.

                              COMPANY, WE, US, OUR: the Company referred to on the first page of the Policy.

                              CUMULATIVE NO LAPSE GUARANTEE PREMIUM: the premium required to maintain the No Lapse Guarantee. On the Policy Date, the Cumulative No Lapse Guarantee Premium is the Monthly No Lapse Guarantee Premium shown on Page 3. On each Monthly Activity Date thereafter, the Cumulative No Lapse Premium is:
                              (a) the Cumulative No Lapse Guarantee Premium on the previous Monthly Activity Date; plus (b) the current Monthly No Lapse Guarantee Premium.

                              DATE OF ISSUE: the date shown on Page 3 from which Suicide and Incontestability provisions are measured. The date may be different from the Policy Date.

                              DEATH BENEFIT: the amount used to calculate the Death Proceeds. The Death Benefit on the Policy Date is determined by the Death Benefit Option You select on Your application. Thereafter, it may change in accordance with the terms of the Death Benefit Option provision, the Minimum Death Benefit provision and any additional benefits provided by riders attached to this Policy.

                              DEATH BENEFIT OPTION: the Death Benefit Option in effect determines how the Death Benefit is calculated. The Death Benefit Options provided are described in the Death Benefit section.

                              DEATH PROCEEDS: the amount which We will pay on the death of the Insured.

                              DOLLAR COST AVERAGING (DCA): systematic transfers from one account to any other available account.

                              FACE AMOUNT: an amount We use to determine the Death Benefit. On the Policy Date, the Face Amount equals the Initial Face Amount shown on Page 3. Thereafter, it may change in accordance with the terms of the Increases and Decreases in Face Amount provision, the Death Benefit Option Changes provision and the Withdrawals provision.

                              FIXED ACCOUNT: part of the Company's General
                              Account to which all or a portion of the Account Value may be allocated.

                              FUNDS: the registered open-end management companies in which assets of the Separate Account may be invested.

                              GENERAL ACCOUNT: all Company assets other than those allocated to Separate Accounts.

DEFINITIONS                   IN WRITING:  in a written form satisfactory to Us
(CONTINUED)
                              INDEBTEDNESS: all loans taken on the Policy, plus any interest due or accrued minus any loan repayments.

                              INSURED: the person whose life is insured by this Policy as shown on Page 3.

                              INTERNAL REVENUE CODE: Internal Revenue Code of 1986, as amended.

                              ISSUE AGE: as of the Policy Date, an Insured's age on his/her last birthday.

                              LOAN ACCOUNT: an account established for any amounts transferred from the Fixed Account and Sub-Accounts as a result of loans. The amounts in the Loan Account are credited with interest and are not subject to the investment experience of any Sub-Accounts.

                              MONTHLY ACTIVITY DATE: the Policy Date and the same date in each succeeding month as the Policy Date. However, whenever the Monthly Activity Date falls on a date other than a Valuation Day, the Monthly Activity Date will be deemed to be the next Valuation Day.

                              NET AMOUNT AT RISK: equals the Death Benefit less the Account Value.

                              NET PREMIUM: the amount of premium credited to the Account Value. It is the premium paid minus the deductions from premium shown on Page 3A.

                              PLANNED PREMIUM: the amount that the Owner intends to pay. The Initial Planned Premium is shown on Page 3.

                              POLICY ANNIVERSARY: an anniversary of the Policy Date.

                              POLICY DATE: the date shown on Page 3 from which Policy Anniversaries and Policy Years are determined. This is the date the Policy goes into effect.

                              POLICY YEARS: years as measured from the Policy Date.

                              PRO RATA BASIS: an allocation method based on the proportion of the Account Value in the Fixed Account and each Sub-Account.

                              SEPARATE ACCOUNT: an account, as specified on Page 3, which has been established by Us to separate the assets funding the variable benefits, for the class of contracts to which the Policy belongs, from the other assets of the Company.

                              SUB-ACCOUNTS: the subdivisions of the Separate Account.

                              SURRENDER CHARGE: a charge that may be assessed if You surrender the Policy or You request a policy change that results in a Face Amount decrease.

                              VALUATION DAY: the date on which a Sub-Account is valued. This occurs every day We are open and the New York Stock Exchange is open for trading.

                              VALUATION PERIOD: the period of time between the close of business on successive Valuation Days.

                              YOU, YOUR: the Owner of the Policy.

DEATH BENEFIT                 GENERAL

                              Upon receipt of due proof of the Insured's death, We will pay the Death Proceeds to the Beneficiary.

                              DEATH PROCEEDS

                              Death Proceeds equal the Death Benefit described below less Indebtedness and less any due and unpaid Monthly Deduction Amounts occurring during a Policy Grace Period.

                              However, if the Insured dies after We receive a request In Writing from You to surrender the Policy, the Cash Surrender Value will be paid in lieu of the Death Proceeds.

                              The Death Benefit is the greater of:

                              (a) the Death Benefit provided by the Death Benefit Option chosen; and

                              (b)   the Minimum Death Benefit Percentage
                                    applicable as of the date of death,
                                    multiplied by the Account Value (as of the receipt of proof of death) increased by the Monthly Deduction Amounts taken after the date of the Insured's death and before We receive due proof of death.

                              DEATH BENEFIT OPTIONS

                              You have two Death Benefit Options available at issue.

                              1. Under Option A (Level Option), the Death
                                 Benefit is the current Face Amount.

                              2. Under Option B (Return of Account Value
                                 Option), the Death Benefit is the current Face Amount, plus the Account Value on the date We receive due proof of the Insured's death.

                              DEATH BENEFIT OPTION CHANGES

                              You may change Your Death Benefit Option, subject to the conditions described here. You must notify Us In Writing of the change. Such change will be effective on the Monthly Activity Date following the date We receive the request and the conditions are met.

                              The following changes are allowed with no evidence of insurability required:

                              You may change from Option B (Return of Account Value Option) to Option D (Decreasing Option). The Option D Death Benefit is the current Face Amount, plus the lesser of: (a) the Account Value on the date We receive due proof of the Insured's death; or (b) the Account Value on the date the Death Benefit Option was changed from Option B to Option D (hereafter referred to as the Option Adjustment Amount).

                              You may change from Option A (Level Option) to Option B (Return of Account Value Option). If You do, the Face Amount will become the greater of (a) the Face Amount immediately prior to the option change, reduced by the then current Account Value, or (b) the Face Amount that meets Our minimum rules then in effect. Any resulting decrease in the Face Amount may be subject to a partial Surrender Charge as described in the Decreases in Face Amount provision.

                              In addition, You may change from Option B (Return of Account Value Option) to Option A (Level Option). However, if this change would result in a Face Amount that exceeds our guidelines and limitations that may be in effect, You must provide evidence of insurability satisfactory to Us. If You do, the Face Amount will become the Face Amount immediately prior to the option change plus the Account Value on the date of the option change.

                              MINIMUM DEATH BENEFIT

                              For policies that meet the definition of life insurance under the Guideline Premium/Cash Value Corridor Test prescribed by the Internal Revenue Code, We will automatically increase the Death Benefit so that it will never be less than the Account Value multiplied by the Minimum Death Benefit Percentage for the then current Policy Year.

                              For policies that meet the definition of life insurance under the Cash Value Accumulation Test prescribed by the Internal Revenue Code, We will automatically increase the Death Benefit so that it will never be less than the Account Value minus the present value of charges for qualified additional benefit riders (as defined by the Internal Revenue Code), multiplied by the Minimum Death Benefit Percentage for the then current Policy Year.

                              To the extent this increase in the Death Benefit would result in a Net Amount at Risk that exceeds Our guidelines and limitations that may be in effect, We reserve the right to:

                              (a) distribute to You a portion of the Cash
                                  Surrender Value sufficient to continue to qualify the Policy as life insurance; or

                              (b) require evidence of insurability satisfactory
                                  to Us.

INCREASES AND                 GENERAL
DECREASES IN                  At any time after the first Policy Year, You may
FACE AMOUNT                   make a request In Writing to change the
                              Face Amount. The minimum amount by which the Face Amount can be increased or decreased is based on Our rules then in effect.

                              We reserve the right to limit You to one increase or decrease in any 12 month period.

                              INCREASES IN FACE AMOUNT

                              All requests to increase the Face Amount must be applied for on a new application and accompanied by the Policy. All requests will be subject to evidence of insurability satisfactory to Us. Any increase approved by Us will be effective on the Monthly Activity Date shown on the new policy specifications page, provided that the Monthly Deduction Amount for the first month after the effective date of the increase is made. It will be subject to Surrender Charges for the first 14 Policy Years following the increase. We will send You a new Policy Schedule showing the amounts of these charges.

                              DECREASES IN FACE AMOUNT

                              A decrease in the Face Amount will be effective on the Monthly Activity Date following the date We receive Your request. The remaining Face Amount must not be less than Our minimum rules then in effect. If during the Surrender Charge Period, Your cumulative Face Amount decreases exceed $500,000, a partial Surrender Charge will be assessed.

                              The Surrender Charge assessed will be a percentage of the policy Surrender Charge. This percentage will be calculated as follows:

                              For the first decrease that results in cumulative Face Amount decreases to exceed $500,000, the percentage equals (a) divided by (b), where;

                              (a) is the sum of all Face Amount decreases to
                                  date, and

                              (b) is the sum of the initial Face Amounts and the
                                  initial Face Amounts of any increases.

                              For any subsequent decrease, the percentage equals the amount of the current Face Amount decrease divided by the Face Amount immediately prior to the decrease.

                              The Surrender Charge assessed will be deducted from Your Account Value on the Monthly Activity Date on which the decrease becomes effective. We will also reduce the Surrender Charges applicable to future Policy Years and provide You a revised schedule of Surrender Charges.

PREMIUMS                      GENERAL

                              No insurance is effective until We receive premiums sufficient to cover the Monthly Deduction Amount on the Policy Date. After the first premium has been paid, subsequent premiums can be paid at any time.

PREMIUMS                      Checks must be made payable to the Company shown
(CONTINUED)                   on the first page of the Policy.

                              Checks may be sent to either:

                              (a) Us at the address shown on the premium notice;
                                  or

                              (b) Our authorized agent in exchange for a receipt
                                  signed by Our President or Secretary and countersigned by such agent.

                              We will apply any amount received under the Policy as a premium unless it is clearly marked otherwise. The premium will be applied on the date We receive it at the address shown on the premium notice.

                              PLANNED PREMIUM PAYMENTS

                              We will send You a premium notice for the Planned Premium payment. The notices may be sent at 12, 6, or 3 month intervals. The Initial Planned Premium payment and payment frequency You selected are shown on Page 3. You may change the Planned Premium payment shown on the premium notices subject to Our premium limitations.

                              FLEXIBLE PREMIUMS

                              After the first premium has been paid, Your subsequent premium payments are flexible. The actual amount and frequency of payment will affect the Account Value and could affect the amount and duration of insurance provided by the Policy, as well as the taxation of distributions from the Policy. You may pay additional premiums at any time subject to Our Premium Limitations.

                              PREMIUM LIMITATIONS

                              You may pay premiums at any time subject to the following limitations:

                              (a) for payments made by check, the minimum
                                  premium that We will accept is the greater of $50 or the amount required to keep the Policy in force.

                              (b) for monthly, pre-authorized payments made by
                                  bank draft, the minimum premium that We will accept is the greater of $25 or the amount required to keep the Policy in force

                              (c) if premiums are received which would cause
                                  the Policy to fail to meet the definition of a life insurance contract in accordance with the Internal Revenue Code, We reserve the right to refund the excess premium payments. Such refunds and interest thereon will be made within 60 days after the end of a Policy Year.

                              (d) We reserve the right to require evidence of
                                  insurability for any premium payment that results in an increase in the Death Benefit greater than the amount of the premium.

                              (e) any premium received in excess of $1,000,000,
                                  in a Policy Year, is subject to Our approval.

                              INITIAL PREMIUM ALLOCATION

                              The initial Net Premium and any additional Net Premiums received by Us prior to the end of the free look period as described in the Right to Examine Policy Provision, will be allocated as shown on Page 3 on the later of:

                              (a) the Policy Date; and

                              (b) the date We receive the premium.

                              The accumulated values of these amounts will then be allocated to the Fixed Account and Sub-Accounts according to the premium allocation You specified in the application on the later of:

                              (a) the end of the free look period; or

                              (b) the date We receive the final requirement to
                                  put the Policy in force.

PREMIUMS                      SUBSEQUENT PREMIUM ALLOCATIONS
(CONTINUED)                   You may change how Your premiums are allocated by
                              notifying Us In Writing. Subsequent Net Premiums will be allocated to the Fixed Account and Sub-Accounts according to Your most recent instructions as long as:

                              (a) the total number of active Sub-Accounts does
                                  not exceed 9; and

                              (b) the percentage You allocate to each
                                  Sub-Account is in whole percentages.

                              If We receive a premium with a premium allocation instruction that does not comply with the above rules, We will allocate the Net Premium on a Pro Rata Basis.

VALUATION                     SUB-ACCOUNT ACCUMULATION UNITS
PROVISIONS                    Amounts allocated to each Sub-Account increase the
                              number of Accumulation Units in each Sub-Account.
                              The number of Accumulation Units added to each Sub-Account is determined by dividing the amount allocated to the Sub-Account by the dollar value of one Accumulation Unit for such Sub-Account.

                              Amounts taken from each Sub-Account decrease the number of Accumulation Units in each Sub-Account. The number of Accumulation Units subtracted from each Sub-Account is determined by dividing the amount taken from the Sub-Account by the dollar value of one Accumulation Unit for such Sub-Account.

                              The number of Your Accumulation Units will not be affected by any subsequent change in the value of the units. The Accumulation Unit Values in each Sub-Account may increase or decrease daily as described below.

                              SUB-ACCOUNT ACCUMULATION UNIT VALUE

                              The Accumulation Unit Value for each Sub-Account will vary to reflect the investment experience of the applicable Fund and will be determined on each Valuation Day by multiplying the Accumulation Unit Value of the particular Sub-Account on the preceding Valuation Day by a Net Investment Factor for that Sub-Account for the Valuation Period then ended. The Net Investment Factor for each of the Sub-Accounts is equal to the net asset value per share of the corresponding Fund at the end of the Valuation Period (plus the per share amount of any dividend or capital gain distributions paid by that Fund in the Valuation Period then ended) divided by the net asset value per share of the corresponding Fund at the beginning of the Valuation Period.

                              EMERGENCY PROCEDURE

                              If the New York Stock Exchange is closed (except for holidays or weekends) or trading is restricted due to an existing emergency as defined by the Securities and Exchange Commission so that We cannot value the Sub-Accounts, We may postpone all transactions which require valuation of the Sub-Accounts until valuation is possible. Any provision of the Policy which specifies a Valuation Day will be superseded by the emergency procedure.

                              FIXED ACCOUNT

                              We will credit interest to amounts in the Fixed Account on a monthly basis at rates We determine. The Annual Fixed Account Minimum Credited Rate is shown on Page 3. The interest credited will reflect the timing of amounts added to or withdrawn from the Fixed Account.

ACCOUNT VALUE,                ACCOUNT VALUE
CASH VALUE                    Your Account Value on the Policy Date equals the
AND CASH                      initial Net Premium less the Monthly
SURRENDER VALUE               Deduction Amount for the first policy month.

                              On each subsequent Monthly Activity Date, Your Account Value equals:

                              (a) the sum of Your Accumulated Values in the
                                  Fixed Account and Sub-Accounts; plus

                              (b) the value of Your Loan Account, if any; minus,

                              (c) the appropriate Monthly Deduction Amount.

                              On each Valuation Day (other than a Monthly
                              Activity Date), Your Account Value equals:

                              (a) the sum of Your Accumulated Values in the
                                  Fixed Account and Sub-Accounts; plus

                              (b) the value of Your Loan Account, if any.

                              ACCUMULATED VALUE - FIXED ACCOUNT

                              Your Accumulated Value in the Fixed Account equals:

                              (a) the Net Premiums allocated to it; plus

                              (b) amounts transferred to it from the
                                  Sub-Accounts or the Loan Account; plus

                              (c) interest credited to it; minus

                              (d) amounts transferred out of it to the
                                  Sub-Accounts or the Loan Account; minus

                              (e) any transfer charges or Surrender Charges that
                                  have been taken from it; minus

                              (f) any Monthly Deduction Amounts taken from it;
                                  minus

                              (g) any withdrawals taken from it.

                              ACCUMULATED VALUE - SUB-ACCOUNTS

                              Your Accumulated Value in any Sub-Account equals:

                              (a) the number of Your Accumulation Units in that
                                  Sub-Account on the Valuation Day; multiplied by

                              (b) that Sub-Account's Accumulation Unit Value on
                                  the Valuation Day.

                              The number of Accumulation Units in any
                              Sub-Account is increased when:

                              (a) Net Premiums are allocated to it; or

                              (b) amounts are transferred to it from other
                                  Sub-Accounts, the Fixed Account or the Loan
                                  Account.

                              The number of Accumulation Units in any
                              Sub-Account is decreased when:

                              (a) amounts are transferred out of it to other
                                  Sub-Accounts, the Fixed Account or the
                                  Loan Account; or

                              (b) any transfer charges or Surrender Charges have
                                  been taken from it; or

                              (c) any Monthly Deduction Amounts are taken from
                                  it; or

                              (d) any withdrawals are taken from it.

                              CASH VALUE

                              Your Cash Value is equal to the Account Value less any applicable Surrender Charges. The Surrender Charges and the Policy Years during which they will be applied are shown on Page 3B.

                              CASH SURRENDER VALUE

                              Your Cash Surrender Value is equal to Your Cash Value minus the Indebtedness, if any.

TRANSFERS                     AMOUNT AND FREQUENCY OF TRANSFERS

                              Upon request and as long as the Policy is in effect, You may transfer amounts among the Fixed Account and Sub-Accounts.

                              We reserve the right to limit the size of transfers and remaining balances, and to limit the number and frequency of transfers.

                              DOLLAR COST AVERAGING

                              From time to time, We may offer and You may enroll in a Dollar Cost Averaging Program (the "Program"). Prior to enrollment, You may obtain information on the available Programs from Us. The Program is the automatic monthly transfer of values from the any account(s) (Fixed Account and Sub-Accounts) to any of the other accounts.

                              Election of monthly transfers requires that an amount at least equal to Our minimum amount then in effect must be deposited in the account(s) from which transfers are to be made. The election may be made for a minimum period of 12 months.

                              You may terminate monthly transfers by calling or writing Us. In such event, the remaining balance in the account(s) will be transferred to the account(s) designated by You. We will terminate monthly transfers if the balance in the account(s) from which transfers are to be made is inadequate to execute the requested transfers.

                              RESTRICTIONS ON TRANSFERS

                              Transfers from the Fixed Account (other than those allowed under a Dollar Cost Averaging program) are subject to the following:

                              (a) the transfer must occur during the 30 day
                                  period following each Policy Anniversary; and

                              (b) the maximum amount transferred in any Policy
                                  Year will be the greater of $1,000 or 25% of the Accumulated Value in the Fixed Account on the date of transfer.

                              TRANSFER CHARGE

                              After a transfer has occurred, the Transfer
                              Charge, as specified on Page 3B, if any, will be deducted on a Pro Rata Basis.

MONTHLY                       GENERAL
DEDUCTION
AMOUNT                        On each Monthly Activity Date, We will deduct an
                              amount from Your Account Value to pay for the benefits provided by the Policy. This amount is called the Monthly

                              Deduction Amount and equals:

                              (a) the Cost of Insurance; plus

                              (b) the Monthly Administrative Charge; plus

                              (c) the Mortality and Expense Risk Charge; plus

                              (d) the charges for additional benefits provided
                                   by rider, if any.

                              You may give Us instructions specifying the accounts (Fixed Account and Sub- Accounts) from which You request us to take the Monthly Deduction Amount and in what proportion. We will take the deductions according to Your instructions if We approve Your request and You have sufficient funds in the accounts. If You do not give Us instructions, or do not have sufficient funds in the specified account(s), the Monthly Deduction Amount will be taken on a Pro Rata Basis from the Fixed Account and Sub-Accounts.

                              COST OF INSURANCE

                              The Cost of Insurance for any Monthly Activity Date is equal to:

                              (a) the Cost of Insurance Rate per $1,000;
                                  multiplied by

                              (b) the Net Amount at Risk; divided by

                              (c) $1,000.

MONTHLY                       COST OF INSURANCE RATE
DEDUCTION
AMOUNT                        The Cost of Insurance Rate is based on the then
(CONTINUED)                   current Policy Year as well as the Initial Face
                              Amount, sex, Issue Age, and insurance class of the Insured shown on Page 3.

                              The Cost of Insurance Rates will not exceed those in the Table of Monthly Maximum Cost of Insurance Rates shown on Page 3C.

                              We can use Cost of Insurance Rates that are lower than the Monthly Maximum Cost of Insurance Rates shown on Page 3C. Rates will be determined on each Policy Anniversary based on Our future expectations of such factors as mortality, expenses, interest, persistency and taxes. Any change We make will be on a uniform basis for Insureds of the same Issue Age, sex, insurance class, Initial Face Amount, and whose coverage has been in force for the same length of time.

                              Based on Our administrative rules in effect and upon providing satisfactory evidence to Us, You may change the insurance class to a more favorable class. Future Cost of Insurance charges will be based on the more favorable class. No change in insurance class or cost will occur on account of deterioration of the Insured's health. Any decrease in Cost of Insurance charges for which evidence of insurability was obtained cannot be revoked after the decrease has been in force, during the Insured's lifetime, for two years from the effective date of the decrease. Revocation will occur if the evidence of insurability contained inaccurate information which, had We known it was inaccurate at the time of the class change, would have caused Us to not approve the change.

                              If We revoke an insurance class change, Your
                              Account Value will be reduced. The amount of the reduction will equal the additional Cost of Insurance charges that would have been deducted from Your Account Value, based on the original insurance class, from the time of the change until the time of the revocation.

                              MONTHLY ADMINISTRATIVE CHARGE

                              The Monthly Administrative Charge will not exceed the amounts shown on Page 3A.

                              MORTALITY AND EXPENSE RISK CHARGE

                              The Mortality and Expense Risk Charge for any Monthly Activity Date is equal to:

                              (i) the monthly Accumulated Value Mortality and Expense Risk Rate; multiplied by

                              (ii) the sum of Your Accumulated Values in the
                                   Sub-Accounts on the Monthly Activity Date, prior to assessing the Monthly Deduction Amount.

                              Each month the Mortality and Expense Risk Rates will not exceed those shown on Page 3A.

LAPSE AND POLICY              POLICY DEFAULT
GRACE PERIOD                  During the first three Policy Years, the
                              Policy will go into default on any Monthly
                              Activity Date on which the Account Value less
                              Indebtedness is not sufficient to cover the Monthly Deduction Amount and the cumulative premiums paid into the Policy, less Indebtedness and less withdrawals from the Policy, are less than the Cumulative No Lapse Guarantee Premium.

                              During the fourth and fifth Policy Year, the Policy will go into default on any Monthly Activity Date on which the Cash Surrender Value is not sufficient to cover the Monthly Deduction Amount and the cumulative premiums paid into the Policy, less Indebtedness and less withdrawals from the Policy, are less than the Cumulative No Lapse Guarantee Premium.

                              During the sixth Policy Year and thereafter, the Policy will go into default on any Monthly Activity Date on which the Cash Surrender Value is not sufficient to cover the Monthly Deduction Amount.

                              If the Policy goes into default, We will send You a lapse notice warning You that the Policy is in danger of terminating. This notice will be mailed both to You on the first day the Policy goes into default, at your last known address, and to any assignee of record. This lapse notice will tell You the minimum premium required to keep the Policy from terminating. This minimum premium will never be greater than the amount to cover three Monthly Deduction Amounts as of the day the Policy Grace Period began.

LAPSE AND POLICY              We will keep the Policy in force for the 61 day
GRACE PERIOD                  period following the date Your policy goes
(CONTINUED)                   into default. We call that period the Policy Grace
                              Period. However, if We have not received the required premiums (specified in Your lapse notice) by the end of the Policy Grace Period, the Policy will terminate unless the No Lapse Guarantee is available.

                              If the Insured dies during the Policy Grace
                              Period, We will pay the Death Proceeds.

                              NO LAPSE GUARANTEE

                              The Policy will remain in force at the end of the Policy Grace Period as long as the No Lapse Guarantee is available, as described below.

                              A No Lapse Guarantee is available as long as the Policy is in the No Lapse Guarantee Period; and the cumulative premiums paid into the Policy, less Indebtedness and less withdrawals from the Policy, equal or exceed the Cumulative No Lapse Guarantee Premium.

                              The No Lapse Guarantee Period is shown on Page 3.

                              While the No Lapse Guarantee is available, We guarantee that Your Account Value less Indebtedness, will never be less than zero.

                              NO LAPSE GUARANTEE PREMIUM

                              The No Lapse Guarantee Premium is shown on Page 3.

                              If there is any increase or decrease in the Face Amount, or any change in rider coverage or a change in insurance class, a new monthly No Lapse Guarantee Premium will be calculated. We will send You a notice of the new Monthly No Lapse Guarantee Premium, which will be used in calculating the Cumulative No Lapse Guarantee Premium in subsequent months.

REINSTATEMENT                 Unless the Policy has been surrendered for its
                              Cash Surrender Value, the Policy may be
                              reinstated, while the Insured is living, provided:

                              (a) You make Your request In Writing within five
                                  years from the Termination Date;

                              (b) satisfactory evidence of insurability is
                                  submitted;

                              (c) any Indebtedness at the time of termination
                                  must be repaid or carried over to the
                                  reinstated policy; and

                              (d) You pay sufficient premium to:

                                 (i) cover all Monthly Deduction Amounts that are due and unpaid during the Policy Grace Period; and

                                 (ii) keep the Policy in force for 3 months
                                      after the date of reinstatement.

                              The Account Value on the reinstatement date will equal:

                              (a) the Cash Value at the time of termination;
                                  plus

                              (b) Net Premiums attributable to premiums paid at
                                  the time of reinstatement; minus

                              (c) the Monthly Deduction Amounts that were due
                                  and unpaid during the Policy Grace
                                  Period; plus

                              (d) the Surrender Charge(s) at the time of
                                  reinstatement.

                              The Surrender Charge(s) will be based on the duration(s) from the original Policy Date, and the dates of any Face Amount Increases, if applicable, as though the Policy had never lapsed.

POLICY LOANS                  GENERAL

                              At any time while the Policy is in force, You may borrow against the Policy by assigning it as sole security to Us. We may defer granting a loan, except to pay premiums to Us, for the period permitted by law but not more than six months.

                              LOAN AMOUNTS

                              Any new loan taken together with any existing Indebtedness may not exceed the Cash Value on the date We grant a loan. The minimum loan amount that We will allow is $250.

                              Unless You specify otherwise, all loan amounts will be transferred from the Fixed Account and the Sub-Accounts to the Loan Account on a Pro Rata Basis.

                              If total Indebtedness equals or exceeds the Cash Value on any Monthly Activity Date, the Policy will then go into default. See the Lapse and Policy Grace Period provision for details.

                              CREDITED INTEREST

                              Any amounts in the Loan Account will be credited with interest at a rate equal to the Annual Fixed Account Minimum Credited Rate shown on Page 3.

                              PREFERRED INDEBTEDNESS

                              If the Account Value exceeds the total of all premiums paid since issue, a portion of Your Indebtedness may qualify as preferred. Preferred Indebtedness is charged a lower interest rate than the non-preferred Indebtedness, if any. (Refer to the Interest Charged on Indebtedness provision for details.) Non-preferred Indebtedness is the amount by which total Indebtedness exceeds preferred Indebtedness. The maximum amount of Preferred Indebtedness is the amount by which the Account Value exceeds the total premiums paid and is determined on each Monthly Activity Date.

POLICY LOANS                  LOAN REPAYMENTS
(CONTINUED)                   All or part of a loan may be repaid at any time
                              that:

                              (a)   the Policy is in force; and

                              (b)   the Insured is alive.

                              However, each repayment must be at least the lesser of $50 or the Indebtedness and clearly identified In Writing as a loan repayment.

                              The amount of a loan repayment will be deducted from the Loan Account and will be allocated among the Fixed Account and Sub-Accounts in the same percentage as premiums are allocated.

                              INTEREST CHARGED ON INDEBTEDNESS

                              The table below shows the interest rates We will charge on Your Indebtedness.


                                                                                                   INTEREST RATE CHARGED
                                                                                                      EQUALS THE FIXED
                                       DURING POLICY                     PORTION OF                   ACCOUNT MINIMUM
                                           YEARS                        INDEBTEDNESS                CREDITED RATE PLUS:
                              --------------------------------- ------------------------------ -------------------------------

                                            1-10                          Preferred                          0%
                                                                        Non-Preferred                        2%
                              --------------------------------- ------------------------------ -------------------------------
                                        11 and later                      Preferred                          0%
                                                                        Non-Preferred                        1%
                              --------------------------------- ------------------------------ -------------------------------

                              Because the interest charged on Indebtedness may exceed the rate credited to the Loan Account, the Indebtedness may grow faster than the Loan Account. If this happens, any difference between the value of the Loan Account and the Indebtedness will be transferred on each Monthly Activity Date from the Fixed Account and Sub-Accounts to the Loan Account on a Pro Rata Basis.

WITHDRAWALS                   GENERAL

                              You may request a withdrawal In Writing. The minimum withdrawal allowed is $500. The maximum withdrawal is the Cash Surrender Value less $1,000. A charge of up to $10 may be assessed for each withdrawal. One withdrawal per calendar month is allowed. Unless specified otherwise the withdrawal will be deducted on a Pro Rata Basis.

                              If the Death Benefit Option then in effect is Option A (Level Option), the Face Amount will be reduced by the amount equal to the reduction in the Account Value resulting from the withdrawal. If the Death Benefit Option then in effect is Option B (Return of Account Value), the Face Amount will not be reduced.

                              If the Death Benefit Option then in effect is Option D, the withdrawal will result in a reduction in the Option Adjustment Amount, but the Option Adjustment Amount will not be allowed to become negative. If the Option Adjustment Amount becomes zero, any remaining and/or additional withdrawal amounts will result in a reduction in the Face Amount.

                              Withdrawals may be subject to a partial Surrender Charge. Refer to the Decreases in Face Amount provision for an explanation of the applicable partial Surrender Charge.

SURRENDERS                    GENERAL

                              While the Policy is in force, You may surrender the Policy to Us. The Policy, and additional benefits provided by rider, are then canceled as of the day We receive Your request In Writing or the date You request the surrender, whichever is later. We will then pay You the Cash Surrender Value as of that date.

PAYMENTS                      GENERAL
BY US                         We will pay Death Proceeds, Cash Surrender
                              Values, withdrawals and loan amounts attributable to the Sub-Accounts within 7 days after We receive all the information needed to process the payment unless:

                              (a) the New York Stock Exchange is closed on
                                  other than customary weekend and holiday closings or trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission (SEC); or

                              (b) an emergency exists, as determined by the SEC,
                                  as a result of which disposal of securities is not reasonably practicable to determine the value of the Sub-Accounts; or

                              (c) the SEC, by order, permits postponement for
                                  the protection of policy owners.

                              DEFERRAL OF PAYMENTS FROM THE FIXED ACCOUNT

                              We may defer payment of any Cash Surrender Values, withdrawals and loan amounts which are not attributable to the Sub-Accounts for up to six months from the date of the request. If We defer payment for more than 30 days, We will pay interest at the Annual Fixed Account Minimum Credited Rate.

TAXATION OF THE               GENERAL
SEPARATE ACCOUNT              We do not expect to incur any federal, state or
                              local income tax on the earnings or realized capital gains attributable to the Separate
                              Account. Based upon these expectations, no charge is being made to the Separate Account for federal, state or local income taxes. If We incur income taxes attributable to the Separate Account or determine that such taxes will be incurred, We may assess a charge for taxes against the Policy in the future.

THE CONTRACT                  ENTIRE CONTRACT

                              The Policy, the attached copy of the initial application, any applications for reinstatement, all subsequent applications to change the Policy, any endorsements or riders and all additional policy information sections added to the Policy are the entire contract. The contract is made in consideration of the application and the payment of the initial premium. We will not use any statement to cancel the Policy or to defend a claim under it, unless that statement is contained in an attached written application. All statements in the application will, in the absence of fraud (as determined by a court of competent jurisdiction), be deemed representations and not warranties.

                              INTERPRETATION OF POLICY TERMS AND CONDITIONS

                              We have full discretion and authority to determine eligibility for benefits and to construe and interpret all terms and provisions of the Policy.

                              CONTRACT MODIFICATION

                              The only way this contract may be modified is by a written agreement signed by Our President, or one of Our Vice Presidents, Secretaries or Assistant Secretaries. We may unilaterally amend or modify the Policy to satisfy any applicable law. However, You shall be permitted to refuse any such changes unless noncompliance would cause the Policy to be null and void.

                              FUND MODIFICATION

                              We reserve the right, subject to any applicable law, to make certain changes, including the right to add, eliminate or substitute any investment options offered under the Policy.

                              NON-PARTICIPATION

                              The Policy is non-participating. It does not share in Our surplus earnings, so You will receive no policy dividends under it.

THE CONTRACT                  MISSTATEMENT OF AGE AND/OR SEX
(CONTINUED)                   If on the date of death:

                              (a) the Issue Age of the Insured is understated;
                                  or

                              (b) the sex of the Insured is incorrectly stated
                                  such that it resulted in lower Costs of
                                  Insurance,

                              the Death Benefit will be reduced to the Death Benefit that would have been provided by the last Cost of Insurance charge at the correct Issue Age and/or sex.

                              If on the date of death:

                              (a) the Issue Age of the Insured is overstated; or

                              (b) the sex of the Insured is incorrectly stated
                                  such that it resulted in higher Costs of Insurance,

                              the Death Benefit will be adjusted by the return of all excess Costs of Insurance prior to the date of the Insured's death.

                              SUICIDE

                              If, within two years from the Date of Issue, the Insured dies by suicide, while sane or insane, Our liability will be limited to the premiums paid less Indebtedness and less any withdrawals.

                              If, within two years from the effective date of any increase in the Face Amount or the Death Benefit for which evidence of insurability was obtained, the Insured dies by suicide, while sane or insane, Our liability with respect to such increase, will be limited to the Cost of Insurance for the increase.

                              INCONTESTABILITY

                              We cannot contest the Policy after it has been in force, during the Insured's lifetime, for two years from its Date of Issue, except for non-payment of premium.

                              Any increase in the Face Amount or the Death
                              Benefit for which evidence of insurability was obtained, will be incontestable only after the increase has been in force, during the Insured's lifetime, for two years from the effective date of the increase.

                              The Policy may not be contested for more than two years after the reinstatement date. Any contest We make after the Policy is reinstated will be limited to the material misrepresentations in the evidence of insurability provided to Us in the request for reinstatement. However, the provision will not affect Our right to contest any statement in the original application or a different reinstatement request which was made during the Insured's lifetime for two years from the Date of Issue of the Policy or a subsequent reinstatement date.

                              APPEALING DENIAL OF CLAIM

                              On any denied claim, You or Your representative may appeal to the Company for a full and fair review. You may:

                              (a) request a review upon written application
                                  within 60 days of receipt of a claim denial;

                              (b) review pertinent documents; and

                              (c) submit issues and comments In Writing.

                              SEPARATE ACCOUNTS

                              We will have exclusive and absolute ownership and control of the assets of Our Separate Accounts. The assets of a Fund will be available to cover the liabilities of Our General Account only to the extent that those assets exceed the liabilities of that Separate Account. The assets of a Fund will be valued on each Valuation Day. Our determination of the value of an Accumulation Unit by the method described in the Policy will be conclusive.

THE CONTRACT                  CHANGE IN THE OPERATION OF THE SEPARATE ACCOUNT
(CONTINUED)                   At Our election and subject to any necessary vote
                              by persons having the right to give instructions on the voting of Fund shares held by the Sub-Accounts, the Separate Account may be operated as a management company under the Investment
                              Company Act of 1940 or any form permitted by law, may be deregistered under the Investment Company
                              Act of 1940 in the event registration is no longer required, or may be combined with one or more
                              Separate Accounts.

                              VOTING RIGHTS

                              We will notify You of any Fund shareholder's meetings at which the shares held for Your Sub-Account may be voted. We will also send proxy materials and instructions for You to vote the shares held for Your Sub-Account. We will arrange for the handling and tallying of proxies received from the Owners. We will vote the Fund shares held by Us in accordance with the instructions received from the Owners. You may attend any meeting, where shares held for Your benefit may be voted.

                              In the event that You give no instructions or leave the manner of voting discretionary, We will vote such shares of the appropriate Fund in the same proportion as shares of that Fund for which instructions have been received. Also, We will vote the Fund shares in this proportionate manner which are held by Us for Our own account.

                              ANNUAL REPORT

                              We will send You a report at least once each Policy Year showing:

                              (a) the current Account Value, Cash Surrender
                                  Value and Face Amount;

                              (b) the premiums paid, Monthly Deduction Amounts
                                  and loans since the last report;

                              (c) the amount of any Indebtedness; and

                              (d) any other information required by the
                                  Insurance Department of the state where the Policy was delivered.

OWNERSHIP AND                 CHANGE OF OWNER OR BENEFICIARY
BENEFICIARY                   The Owner and Beneficiary will be those named in
                              the application until You change them. To change the Owner or Beneficiary, notify Us In Writing while the Insured is alive. After We receive written notice, the change will be effective as of the date You signed such notice, whether or not of the Insured is living when We receive it. However, the change will be subject to any payment We made or actions We may have taken before We received the request.

                              ASSIGNMENT

                              You may assign the Policy. Until You notify Us In Writing, no assignment will be effective against Us. We are not responsible for the validity of any assignment.

                              OWNER'S RIGHTS

                              While the Insured is alive and no Beneficiary is irrevocably named, You may:

                              (a) exercise all the rights and options that the
                                  Policy provides or that We permit;

                              (b) assign the Policy; and

                              (c) agree with Us to any change to the Policy.

OWNERSHIP AND                 NO NAMED BENEFICIARY
BENEFICIARY                   If no named Beneficiary survives the Insured,
(CONTINUED)                   then, unless the Policy provides otherwise:

                              (a) You will be the Beneficiary; or

                              (b) if You are the Insured, Your estate will be
                                  the Beneficiary.

TERMINATION                   TERMINATION

                              The Policy will terminate upon the earliest of the following events:

                              (a) the surrender of the Policy; or

                              (b) the end of the Policy Grace Period during
                                  which premiums sufficient for the required deductions are not paid, provided the No Lapse Guarantee is not available; or

                              (c) the end of the No Lapse Guarantee Period,
                                  provided the No Lapse Guarantee is
                                  available and in effect; or

                              (d) the end of the No Lapse Guarantee Grace Period
                                  during which premiums sufficient to maintain the No Lapse Guarantee are not paid; provided the No Lapse Guarantee is available and in effect.

                              (e) the date We receive notification In Writing of
                                   the death of the Insured.

INCOME                        AVAILABILITY
SETTLEMENT                    All or parts of the proceeds of the Policy may,
OPTIONS                       instead of being paid in one sum, be left
                              with Us under any one or a combination of the following options, subject to Our minimum amount requirements on the date of election.

                              We will pay interest of at least 2% per year (or higher, if required by state law) on the Death Proceeds from the date We receive notification of the Insured's death to the date payment is made or an Income Settlement Option is elected. These proceeds are then no longer subject to the investment experience of a Separate Account.

                              If any payee is a corporation, partnership, association, assignee, or fiduciary, an option may be chosen only with Our consent.

                              DESCRIPTION OF TABLES

                              The options shown below and on the next page are based on interest at a guaranteed rate of 2% per year.

                              EXCESS INTEREST

                              We may pay or credit excess interest of such amount and in such manner as We determine.

                              DEATH OF PAYEE

                              If the payee dies while receiving payments under one of the options below, We will pay the following:

                              (a) Any principal and accrued interest remaining
                                  unpaid under Option 1 or 2.

                              (b) The present value of remaining unpaid
                                  payments, if any, under Option 3. The interest rate used to determine the present value of payments will be the interest rate used to determine the amount of each certain payment.

                              Any such amount will be paid in one sum to the payee's estate.

                              OTHER OPTIONS

                              Other income settlement options and payment frequencies may be available with Our consent. Please contact Us or Your broker for more information.

                              OPTION 1 - INTEREST INCOME

                              Payments of interest at the rate We declare, but not less than 2% per year, on the amount left under this option.

                              OPTION 2 - INCOME OF FIXED AMOUNT

                              Equal payments of the amount chosen until the amount left under this option, with interest of not less than 2% per year, is exhausted. The final payment will be for the balance only.

INCOME                        OPTION 3 - INCOME FOR FIXED PERIOD
SETTLEMENT                    Payments, determined from the table below, are
OPTIONS                       guaranteed for the number of years chosen.
(CONTINUED)                   The first payment will be due on the date
                              proceeds are applied under this option.

                                                  MONTHLY PAYMENTS                             MONTHLY PAYMENTS
                              NUMBER                PER $1,000 OF             NUMBER             PER $1,000 OF
                              OF YEARS                PROCEEDS               OF YEARS              PROCEEDS
                                 1                     $84.09                    8                  $11.25
                                 2                      42.46                    9                   10.10
                                 3                      28.59                   10                    9.18
                                 4                      21.65                   15                    6.42
                                 5                      17.49                   20                    5.04
                                 6                      14.72                   25                    4.22
                                 7                      12.74                   30                    3.68

                                       22